Exhibit 99.1

GAP INC. REPORTS SECOND QUARTER RESULTS

•	Second Quarter Diluted Earnings Per Share of $0.75, Including $0.05 Gain on Asset Sale

•	Increased Full-Year Earnings Per Share Guidance Range to $2.95 to $3.00, to Reflect Gain on Asset Sale

•	Net Sales Grew 3 Percent in the Second Quarter

•	Comparable Sales Flat for the Second Quarter Versus a 5 Percent Increase Last Year

•	Distributed $474 Million through Share Repurchases and Dividends

SAN FRANCISCO - August 21, 2014 - Gap Inc. (NYSE: GPS) today reported second quarter fiscal year 2014 earnings per share increased 17 percent over last year to $0.75 on a diluted basis. The company increased net sales by 3 percent for the quarter to $3.98 billion.

“Building on last year’s strong performance, we are pleased to have grown our sales three percent and delivered solid improvement in earnings per share,” said Glenn Murphy, chairman and chief executive officer of Gap Inc. “We remain focused on our strategic initiatives, as we turn our focus toward delivering a strong second half.”

Additional Financial and Business Highlights

•
As part of Gap brand’s global expansion strategy, the company today announced plans to enter India, the world’s second most populated country, through franchise-operated Gap brand stores in 2015. In addition, Gap brand continued to grow its store base in the greater China region with 5 new stores during the quarter, and the brand is on track to finish fiscal year 2014 with approximately 110 Gap stores across mainland China, Hong Kong and Taiwan.

•
Old Navy increased comparable sales 4 percent during the second quarter of fiscal year 2014, on top of last year’s positive 6 percent comparable sales. The brand continued its global expansion strategy during the quarter, opening 3 additional company-operated stores in mainland China, following its debut in that market earlier this year. In addition, Old Navy is on track to open about 20 stores in Japan this year for a total of about 40 stores by year-end. Following the brand’s launch of franchise-operated stores in the first quarter of fiscal year 2014, Old Navy expects to open a total of 5 franchise-operated stores in the Philippines during 2014.

•	Athleta opened 8 new stores during the second quarter for a total of 79 stores, and the brand remains on track to end fiscal year 2014 with about 100 U.S. stores.

•	As the company continued to enhance its digital capabilities for customers, online net sales increased 11 percent to $515 million, on top of last year’s 27 percent increase.

•
During the quarter, the company continued to advance its successful omni-channel platform with the expansion of its reserve in store service to all U.S. Gap stores. The company also launched its order in store pilot, with plans to roll out the service to select U.S. Gap, Banana Republic, Old Navy and Athleta stores later this year.

Second Quarter Comparable Sales Results

The company’s second quarter comparable sales were flat compared with a 5 percent increase in the second quarter of last year. Comparable sales by global brand for the second quarter of fiscal year 2014 were as follows:

•	Gap Global: negative 5 percent versus positive 6 percent last year

•	Banana Republic Global: flat versus negative 1 percent last year

•	Old Navy Global: positive 4 percent versus positive 6 percent last year

Second Quarter Net Sales Results

Gap Inc. net sales for the second quarter increased 3 percent to $3.98 billion compared with $3.87 billion last year.

The following table details the company’s second quarter net sales:

($ in millions)	Gap Global	Old Navy Global	Banana Republic Global	Other (2)	Total	Percentage of Net Sales
Quarter Ended August 2, 2014
U.S. (1)	$850	$1,460	$576	$185	$3,071	77%
Canada	95	127	58	1	281	7%
Europe	206	—	26	—	232	6%
Asia	274	35	37	—	346	9%
Other regions	44	—	7	—	51	1%
Total	$1,469	$1,622	$704	$186	$3,981	100%
($ in millions)	Gap Global	Old Navy Global	Banana Republic Global	Other (2)	Total	Percentage of Net Sales
Quarter Ended August 3, 2013
U.S. (1)	$894	$1,406	$566	$170	$3,036	79%
Canada	96	115	54	1	266	7%
Europe	188	—	22	—	210	5%
Asia	254	19	38	—	311	8%
Other regions	39	—	6	—	45	1%
Total	$1,471	$1,540	$686	$171	$3,868	100%

(1)	U.S. includes the United States, Puerto Rico, and Guam.

(2)	Includes Piperlime, Athleta, and Intermix.

Total online sales increased 11 percent to $515 million for the second quarter of fiscal year 2014 compared with $466 million in the second quarter last year.

Additional Second Quarter Results and 2014 Outlook

Earnings per Share
Second quarter fiscal year 2014 diluted earnings per share were $0.75 compared with diluted earnings per share of $0.64 in the second quarter of fiscal year 2013. The company’s second quarter diluted earnings per share includes a benefit of about $0.05 from a gain on the sale of a building owned but no longer occupied by the company. Excluding this benefit, the company’s adjusted diluted earnings per share was $0.70 for the second quarter of fiscal year 2014. Please see the reconciliation of adjusted diluted earnings per share, a non-GAAP financial measure, from the GAAP financial measure in the table at the end of this press release.

Additionally, the company noted that the impact from foreign currency fluctuations reduced the second quarter fiscal year 2014 earnings per share growth rate by approximately 4 percentage points.

The company updated its guidance for full-year 2014 diluted earnings per share to be in the range of $2.95 to $3.00, to reflect the $0.05 related to the gain on asset sale.

Depreciation and Amortization
The company continues to expect depreciation and amortization expense, net of amortization of lease incentives, to be about $520 million for fiscal year 2014.

Operating Expenses
Second quarter operating expenses were down $44 million, including the gain on asset sale, to $1.00 billion, compared with $1.05 billion in the second quarter of last year. The company tightly managed operating expenses and achieved 180 basis points of leverage as a percentage of net sales.

Marketing expenses for the second quarter were $142 million, down $6 million compared with last year. The company noted that marketing expenses in the third quarter of fiscal year 2014 are expected to be up about $25 million compared with the third quarter last year driven primarily by increased spending at Gap brand to support its new Fall marketing campaign.

Operating Margin
The company’s operating margin was 14.2 percent in the second quarter versus 13.5 percent last year. The company continues to expect operating margin to be about flat for fiscal year 2014.

Effective Tax Rate
The effective tax rate was 39.5 percent for the second quarter of fiscal year 2014. The company continues to expect its full-year tax rate to be about 38.5 percent in fiscal year 2014.

Inventory
On a year-over-year basis, inventory dollars per store were up 2 percent at the end of the second quarter of fiscal year 2014.

At the end of the third quarter of fiscal year 2014, the company expects year-over-year inventory dollars per store to be up in the low single digits compared with the third quarter last year.

Cash and Cash Equivalents
The company ended the second quarter of fiscal year 2014 with $1.52 billion in cash and cash equivalents. Year-to-date free cash flow, defined as net cash provided by operating activities less purchases of property and equipment, was an inflow of $668 million compared with an inflow of $542 million last year. Please see the reconciliation of free cash flow, a non-GAAP financial measure, from the GAAP financial measure in the tables at the end of this press release.

Share Repurchases
During the second quarter of fiscal year 2014, the company used $364 million to repurchase 9 million shares, and the company ended the second quarter of fiscal year 2014 with 434 million shares outstanding.

Dividends
The company paid a dividend of $0.22 per share during the second quarter of fiscal year 2014. In addition, on August 15, 2014, the company announced that its Board of Directors authorized a third quarter dividend of $0.22 per share.

Capital Expenditures
Fiscal year-to-date capital expenditures were $328 million.

For fiscal year 2014, the company continues to expect capital spending to be approximately $750 million in support of its outlined strategies.

Real Estate
The company ended the second quarter of fiscal year 2014 with 3,594 store locations in 48 countries, of which 3,200 were company-operated.

During the second quarter of fiscal year 2014, the company opened 47 and closed 26 company-operated stores. Square footage of company-operated stores was up 1.6 percent compared with the second quarter of fiscal year 2013.

In fiscal year 2014, the company continues to expect to open about 185 company-operated stores, focused on China, Old Navy in Japan, Athleta, and global outlet stores. In addition, the company plans to close about 70 company-operated stores, which are weighted towards Gap North America and consistent with its previously stated strategy. Given its focus on growing through new channels and geographies, the company continues to expect square footage to increase about 2.5 percent in fiscal year 2014.

Store count, openings, closings, and square footage for our stores are as follows:

	13 Weeks Ended August 2, 2014
	Store Locations Beginning of Q2	Store Locations Opened	Store Locations Closed	Store Locations End of Q2	Square Feet (millions)

Gap North America	966	13	13	966	10.1
Gap Europe	190	—	—	190	1.6
Gap Asia	231	5	1	235	2.4
Old Navy North America	1,005	6	5	1,006	17.2
Old Navy Asia	23	5	—	28	0.4
Banana Republic North America	598	7	7	598	5.0
Banana Republic Asia	46	1	—	47	0.2
Banana Republic Europe	11	—	—	11	0.1
Athleta North America	71	8	—	79	0.3
Piperlime North America	1	—	—	1	—
Intermix North America	37	2	—	39	0.1
Company-operated stores total	3,179	47	26	3,200	37.4
Franchise	386	10	2	394	N/A
Total	3,565	57	28	3,594	37.4

Webcast and Conference Call Information
Katrina O'Connell, vice president of Corporate Finance and Investor Relations at Gap Inc., will host a summary of the company’s second quarter 2014 results during a conference call and webcast from approximately 2:00 p.m. to 2:45 p.m. Pacific Time today. Ms. O’Connell will be joined by Glenn Murphy, Gap Inc. chairman and chief executive officer, and Sabrina Simmons, Gap Inc. chief financial officer.

The conference call can be accessed by calling 1-855-5000-GPS or 1-855-500-0477 (participant passcode: 8282339). International callers may dial 913-643-0954. The webcast can be accessed at www.gapinc.com.

August Sales
The company will report August sales on September 4, 2014.

Forward-Looking Statements
This press release and related conference call and webcast contain forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “project,” and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding the following:

•	earnings per share for fiscal 2014;

•	Gap brand store openings in India and China;

•	Old Navy store openings in Japan, including the number of stores at the end of fiscal year 2014;

•	Old Navy franchise store openings in the Philippines;

•	number of Athleta stores at the end of fiscal year 2014;

•	order-in-store pilot launch, including number of stores, in fiscal year 2014;

•	depreciation and amortization for fiscal year 2014;

•	marketing expenses in the third quarter of fiscal year 2014;

•	operating margin for fiscal year 2014;

•	effective tax rate for fiscal year 2014;

•	inventory dollars per store at the end of the third quarter of fiscal year 2014;

•	capital expenditures for fiscal year 2014;

•	store openings and closings, and weightings by brand, in fiscal year 2014; and

•	square footage for fiscal year 2014;

•	growing sales with healthy merchandise margins;

•	managing expenses;

•	delivering earnings per share growth;

•	returning excess cash to shareholders; and

•	expense leverage for fiscal year 2014.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the company’s actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following:

•	the risk that additional information may arise during the company’s close process or as a result of subsequent events that would require the company to make adjustments to the financial information;

•	the risk that the adoption of new accounting pronouncements will impact future results;

•	the risk that changes in global economic conditions or consumer spending patterns could adversely impact our results of operations;

•	the highly competitive nature of our business in the United States and internationally;

•	the risk that we or our franchisees will be unsuccessful in gauging apparel trends and changing consumer preferences;

•	the risk that if we are unable to manage our inventory effectively, our gross margins will be adversely affected;

•	the risks to our efforts to expand internationally, including our ability to operate under a global brand structure, foreign exchange, and operating in regions where we have less experience;

•	the risks to our business, including our costs and supply chain, associated with global sourcing and manufacturing;

•	the risks to our reputation or operations associated with importing merchandise from foreign countries, including failure of our vendors to adhere to our Code of Vendor Conduct;

•	the risk that trade matters could increase the cost or reduce the supply of apparel available to us and adversely affect our business, financial condition, and results of operations;

•	the risk that our franchisees’ operation of franchise stores is not directly within our control and could impair the value of our brands;

•
the risk that we or our franchisees will be unsuccessful in identifying, negotiating, and securing new store locations and renewing, modifying, or terminating leases for existing store locations effectively;

•	the risk that comparable sales and margins will experience fluctuations;

•	the risk that changes in our credit profile or deterioration in market conditions may limit our access to the capital markets and adversely impact our financial results or our business initiatives;

•	the risk that the failure to attract and retain key personnel could have an adverse impact on our results of operations;

•	the risk that our investments in omni-channel shopping initiatives may not deliver the results we anticipate;

•	the risk that updates or changes to our information technology (“IT”) systems may disrupt our operations;

•
the risk that we are subject to data or other security breaches that may result in increased costs, violations of law, significant legal and financial exposure, and a loss of confidence in our security measures, which could have an adverse effect on our results of operations and our reputation;

•
the risk that natural disasters, public health crises, political crises, or other catastrophic events could adversely affect our operations and financial results, or those of our franchisees or vendors;

•	the risk that changes in the regulatory or administrative landscape could adversely affect our financial condition, strategies, and results of operations;

•	the risk that we do not repurchase some or all of the shares we anticipate purchasing pursuant to our repurchase program; and

•	the risk that we will not be successful in defending various proceedings, lawsuits, disputes, claims, and audits.

Additional information regarding factors that could cause results to differ can be found in the company’s Annual Report on Form 10-K for the fiscal year ended February 1, 2014, as well as the company’s subsequent filings with the Securities and Exchange Commission.

These forward-looking statements are based on information as of August 21, 2014. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

About Gap Inc.
Gap Inc. is a leading global retailer offering clothing, accessories, and personal care products for men, women, and children under the Gap, Banana Republic, Old Navy, Piperlime, Athleta, and Intermix brands. Fiscal year 2013 net sales were $16.1 billion. Gap Inc. products are available for purchase in more than 90 countries worldwide through about 3,200 company-operated stores, almost 400 franchise stores, and e-commerce sites. For more information, please visit www.gapinc.com.

Investor Relations Contact:
Katrina O’Connell
(415) 427-2832
Investor_relations@gap.com

Media Relations Contact:
Kari Shellhorn
(415) 427-1805
Press@gap.com

The Gap, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED

($ in millions)	August 2, 2014	August 3, 2013
ASSETS
Current assets:
Cash and cash equivalents	$1,518	$1,925
Merchandise inventory	1,948	1,837
Other current assets	778	824
Total current assets	4,244	4,586
Property and equipment, net	2,739	2,646
Other long-term assets	695	688
Total assets	$7,678	$7,920

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current maturities of debt	$24	$—
Accounts payable	1,227	1,227
Accrued expenses and other current liabilities	985	994
Income taxes payable	26	57
Total current liabilities	2,262	2,278
Long-term liabilities:
Long-term debt	1,369	1,247
Lease incentives and other long-term liabilities	1,101	937
Total long-term liabilities	2,470	2,184
Total stockholders' equity	2,946	3,458
Total liabilities and stockholders' equity	$7,678	$7,920

The Gap, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
UNAUDITED

	13 Weeks Ended		26 Weeks Ended
($ and shares in millions except per share amounts)	August 2, 2014	August 3, 2013	August 2, 2014	August 3, 2013
Net sales	$3,981	$3,868	$7,755	$7,597
Cost of goods sold and occupancy expenses	2,412	2,301	4,720	4,486
Gross profit	1,569	1,567	3,035	3,111
Operating expenses	1,002	1,046	2,025	2,060
Operating income	567	521	1,010	1,051
Interest, net	18	18	35	18
Income before income taxes	549	503	975	1,033
Income taxes	217	200	383	397
Net income	$332	$303	$592	$636
Weighted-average number of shares - basic	439	468	442	466
Weighted-average number of shares - diluted	443	473	447	472
Earnings per share - basic	$0.76	$0.65	$1.34	$1.36
Earnings per share - diluted	$0.75	$0.64	$1.32	$1.35

The Gap, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED

	26 Weeks Ended
($ in millions)	August 2, 2014	August 3, 2013
Cash flows from operating activities:
Net income	$592	$636
Depreciation and amortization (a)	240	235
Change in merchandise inventory	(18)	(90)
Other, net	182	76
Net cash provided by operating activities	996	857
Cash flows from investing activities:
Purchases of property and equipment	(328)	(315)
Proceeds from sale of property and equipment	121	—
Maturities of short-term investments	—	50
Other	(1)	(4)
Net cash used for investing activities	(208)	(269)
Cash flows from financing activities:
Issuances under share-based compensation plans, net	(4)	73
Repurchases of common stock	(608)	(85)
Excess tax benefit from exercise of stock options and vesting of stock units	25	48
Cash dividends paid	(194)	(140)
Other	—	(1)
Net cash used for financing activities	(781)	(105)
Effect of foreign exchange rate fluctuations on cash and cash equivalents	1	(18)
Net increase in cash and cash equivalents	8	465
Cash and cash equivalents at beginning of period	1,510	1,460
Cash and cash equivalents at end of period	$1,518	$1,925
(a) Depreciation and amortization is net of amortization of lease incentives.

The Gap, Inc.
SEC REGULATION G
UNAUDITED

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

	26 Weeks Ended
($ in millions)	August 2, 2014	August 3, 2013
Net cash provided by operating activities	$996	$857
Less: purchases of property and equipment	(328)	(315)
Free cash flow (a)	$668	$542
__________
(a) Free cash flow is a non-GAAP financial measure. We believe free cash flow is an important metric because it represents a measure of how much cash a company has available for discretionary and non-discretionary items after the deduction of capital expenditures, as we require regular capital expenditures to build and maintain stores and purchase new equipment to improve our business. We use this metric internally, as we believe our sustained ability to generate free cash flow is an important driver of value creation. However, this non-GAAP financial measure is not intended to supersede or replace our GAAP results.

The Gap, Inc.
SEC REGULATION G
UNAUDITED

RECONCILIATION OF DILUTED EARNINGS PER SHARE TO ADJUSTED DILUTED EARNINGS PER SHARE

13 Weeks Ended
August 2, 2014
Earnings per share - diluted	$0.75
Less: gain from sale of corporate asset	(0.05)
Adjusted earnings per share - diluted (a)	$0.70
__________
(a) Adjusted expected diluted earnings per share is a non-GAAP financial measure. We believe this is an important metric because it represents the company's diluted net earnings per share excluding certain items that we do not consider to be part of the company's ordinary operating results. We believe this measure provides an important perspective of underlying business trends and results and provides a more comparable measure of year-over-year earnings per share growth.